Royal Mines and Minerals Corp. Update

HENDERSON, NV -- (Marketwire - April 28, 2010) - Royal Mines and Minerals Corp. (OTCBB: RYMM) ("Royal Mines"), an exploration stage company focused on the development of mining projects in North America, is pleased to report that we have produced approximately 25 oz of gold and over 400 oz of silver from the original three shipments (23 tons) of concentrate generated at the Golden Anvil project in Mexico. We are focused on improving the amount of time it takes to separate and extract precious metals from the concentrate and accordingly we have hired experts to assist us in optimizing the total percentage of precious metals recovered from the concentrate. However, the optimization of our process has been slowed while we await additional concentrates from Golden Anvil.

Royal Mines has hired a professional mining engineer to evaluate the progress of the Golden Anvil concentration plant and to review the mine site and related historic data. The concentration plant expects to begin operations within 45 days at a projected production rate of 200 tons of head ore per day, resulting in 75 tons of concentrate per month. We are working with Golden Anvil to formalize a joint venture agreement and expect to execute an agreement within 60 days.

Additionally, Royal Mines recently received approximately 400 oz of high grade gold placer concentrate from a private party that we refined into 351 oz of gold dore bars. We earned a 5% processing fee for our service and expect to receive up to an additional 2000 oz of this high grade gold placer concentrate to refine over the next 60 days.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) commercially extract and refine precious and base metals from our own and others mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. In particular, there are no assurances that the proposed joint venture will be formalized on the terms contemplated or at all.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:
For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com